Exhibit 10.1

October 27, 2025

Daniel N. Leib
c/o 391 Steel Way
Lancaster, PA 17601

Re: Side Letter to the Employment Agreement

Dear Dan:

The purpose of this side letter is to amend the employment agreement, by and between you and Donnelley Financial Solutions, Inc. (the “Company”), dated as of July 11, 2017, and amended April 10, 2018, and July 15, 2020 (the “Employment Agreement”), pursuant to Section 6(g) of the Employment Agreement. All capitalized terms used but not defined in this side letter to the Employment Agreement (the “Letter”) shall have the meanings assigned to such terms in the Employment Agreement. The terms of this Letter are as follows:

1.
Section 4(f)(ii)(2) of the Employment Agreement is hereby amended and replaced in its entirety as follows:

(2) If you are terminated due to a Qualifying Termination during a CIC Termination Period, then any outstanding equity-based award that is subject to pre-established performance criteria will vest as of the date of your Separation from Service and be payable as follows:

a.
If such award was granted prior to the Change in Control, then, in accordance with subsection (1) above, such award shall become payable at actual performance for any performance period that has been completed as of the Change in Control and at target performance with respect to any open performance period as of the Change in Control; and
b.
If such award was granted after the Change in Control, then such award shall become payable at target performance with respect to any open performance period as of your Separation from Service, and at actual performance attained for any performance period that has been completed as of the date of your Separation from Service; and
2.
A new Section 4(j) is hereby added to the Employment Agreement as follows:

(j) Retirement. If your employment terminates due to your Retirement, subject to the execution by you of the Company’s customary release and in consideration of your obligations described in the Section below entitled “Restrictive Covenants”:

(i) Annual Bonus and Benefits. The Company shall provide you with an Annual Bonus for the year in which your Retirement occurs as described in Section 4(a)(i)(2) (and any unpaid Annual Bonus for the prior year as described in Section 4(a)(i)(3)) and continued subsidized medical, dental and vision insurance coverage benefits as described in Section 4(b).

(ii) LTI Awards. Equity and cash-based long-term incentive awards granted to you from time to time on or following January 1, 2026 (“LTI Awards”) will be subject to the following:

(1)
Time-Based Vesting LTI Awards. If your employment terminates due to your Retirement on or after the six month anniversary of the date of grant of an LTI Award subject only to time-based vesting, such LTI Award shall continue to vest in full pursuant to the vesting schedule specified in the applicable award agreement (i.e., as if your employment had continued through the end of the vesting schedule specified in the applicable award agreement).
(2)
Performance-Based Awards. If your employment terminates due to your Retirement on or after the six month anniversary of the date of grant of an LTI Award that is subject to pre-established performance criteria (“Performance-Based Award”), such Performance-Based Award (a) shall vest pro rata at such termination of employment based on a fraction, the numerator of which is the number of days you were employed by the Company during the applicable performance period and the denominator of which is the total number of days in the applicable performance period, and (b) shall be calculated based on actual performance attained.
(3)
Distribution on Standard Payment Date. Any LTI Award that vests or continues to vest due to your Retirement shall be payable when such LTI Award is payable pursuant to the applicable award agreement (the “Standard Payment Date”), except as provided in subsection (5) below. Any such LTI Awards that are stock options shall remain exercisable for the full term of such stock option award in accordance with Section 4(f)(i)(6) of the Employment Agreement (i.e., as if such Retirement were a Qualifying Termination).
(4)
Treatment on Subsequent Death, Disability or Change in Control. In the event your death, your disability within the meaning of Section 409A, or a Change in Control occurs prior to the Standard Payment Date, (a) any LTI Award that continues to vest pursuant to subsection (1) above shall become fully vested and (b) any Performance-Based Award shall be calculated based on target performance with respect to any open performance period as of your death, disability or a Change in Control, as applicable.

(5)
Distribution on Subsequent Death, Disability or Change in Control. Distribution of all vested LTI Awards shall be made within 30 days following your death or disability, or within 5 days following a Change in Control, provided that such Change in Control constitutes a “change in control event” within the meaning of Section 409A, and in the event such Change in Control does not constitute a “change in control event” within the meaning of Section 409A, such distribution will be delayed until the first compliant date under Section 409A.
(6)
Section 409A Specified Employee. Notwithstanding the foregoing, if you are determined to be a “specified employee” within the meaning of Section 409A, as determined by the Compensation Committee of the Company’s Board of Directors, at a time when any LTI Award becomes eligible for settlement upon your termination of employment, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until six months after your Separation from Service (or earlier death) in accordance with the requirements of Section 409A.
(7)
Treatment on Subsequent Change in Control. If your employment terminates due to your Retirement prior to a Change in Control, any equity-based LTI Award that is outstanding as of a Change in Control shall be converted in such Change in Control in a manner that is no less favorable than the manner the equity-based awards held by other grantees of such equity-based award are converted in such Change in Control.

(iii) “Retirement” means your voluntary termination of employment (other than a termination initiated by you for Good Reason) on or after (x) you have attained at least age 62 and completed at least 10 years of continuous service with the Company (or any predecessor entity) and (y) you have provided at least six months’ advance written notice to the Chairman of the Board of your intent to retire. The Compensation Committee of the Company’s Board of Directors may waive such notice requirement in its sole discretion and set an earlier termination of employment date; provided that the conditions in parts (x) and (y) above and the six month anniversary of the date of grant requirement in subsections (1) and (2) shall still be measured as of the end of the notice period designated by you.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the Chief Human Resources Officer.

Very truly yours,

Donnelley Financial Solutions, Inc.

By: /s/ Kirk Williams
Kirk Williams
Chief People and Administrative Officer

ACCEPTED AND AGREED to this 27th day of October, 2025.

/s/ Daniel N. Leib
Daniel N. Leib